Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports First Quarter Results
Richmond, VA • August 4, 2016/ PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported a net loss of $5.5 million, or $0.40 per diluted share, for the first quarter of fiscal year 2017, which ended on June 30, 2016. Those results were relatively flat compared with a net loss of $5.9 million, or a $0.43 per diluted share, for the first quarter of fiscal year 2016. Results for the first fiscal quarter of 2016 included restructuring costs of $2.4 million ($1.6 million after-tax or $0.07 per diluted share). Operating loss of $8.0 million for the quarter ended June 30, 2016, was down $2.7 million compared to the quarter ended June 30, 2015. Segment operating loss, which excludes restructuring costs, was $8.1 million for the first fiscal quarter of 2017, down $4.6 million compared to the same period last year, mainly as a result of larger losses in the Other Regions segment, partially offset by earnings improvements in the North America segment. Gross margin percentages were flat for the comparative quarters with higher selling, general, and administrative costs, primarily from larger currency remeasurement and exchange losses, contributing to the earnings decline. Revenues of $295.5 million for the quarter ended June 30, 2016, increased by $20.1 million on modestly higher total volumes, mostly driven by the change in leaf supply arrangements in the North America region announced last year.

Mr. Freeman stated, “Our seasonally weak first quarter results were in line with our expectations, as we anticipate that fiscal year 2017 will develop similarly to the past several fiscal years, with volumes weighted to the second half of the fiscal year. Results for our North America segment improved on increased volumes, largely due to carryover shipments from changes in the business model there. However, higher currency remeasurement and exchange losses, primarily in our Other Regions segment, negatively impacted our results. Lower crop levels in Brazil from El Nino weather patterns, coupled with our decision to reduce our buying program there due to escalating and unsustainable green leaf prices, reduced our Brazilian purchasing and processing volumes in the first fiscal quarter. We expect decreased volumes from that origin

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Universal Corporation

to continue to affect our results throughout the fiscal year. Our global leaf production estimates indicate a return to historical crop levels in Brazil’s 2017 growing season, for which plantings are currently underway.

“With the lower 2016 crop levels, we believe that supply of flue-cured and burley tobaccos is largely in line with demand on a global basis. However, inventories held by our customers and the leaf quality and pricing of crops yet to come to market may influence near-term demand for leaf tobacco and the desirability of certain types and styles. It is still early in the season, but customer orders and indications to date remain consistent with our expectations. We currently anticipate that our volumes sold in fiscal year 2017 will be lower than those in the prior fiscal year mainly due to reduced Brazilian volumes, and that shipment timing will again be weighted to the second half of the fiscal year. We are continuing to carefully monitor crop purchases this season, and our uncommitted inventories remain within our normal range.

“We also recently announced that we have discontinued processing in our factory in Hungary and will concentrate the future processing of Hungarian tobaccos in our facilities in Italy. The decision was not taken lightly, and we are grateful to our hardworking employees who have supported us in that operation for many years. This change will yield economies of scale for our Europe region and is another example of our continual drive to achieve supply chain efficiencies that deliver value to the industry.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

The Other Regions segment reported an operating loss of $17.0 million for the quarter ended June 30, 2016, compared with the prior year’s first fiscal quarter loss of $7.8 million. The decline was primarily a result of higher selling, general and administrative costs, mostly from larger foreign currency remeasurement and exchange losses in Africa and South America. Although sales volumes increased in South America from sales of prior crops, margins were pressured by higher factory unit costs resulting from significantly lower total volumes handled in Brazil. Sales volumes were down in Africa, in its seasonally low first fiscal quarter, on comparisons to larger carryover crop sales in Tanzania last year. Results were weaker in Asia on customer shipment timing comparisons and a less favorable product mix, while Europe saw improved volumes in its sheet tobacco operations. Revenues for the Other Regions segment of $178.0 million were relatively flat compared to the same period last year, as higher volumes in most regions were offset by reduced volumes in Africa, as well as lower processing revenues in Brazil.

NORTH AMERICA:
Operating income of $6.8 million for the North America segment in the quarter ended June 30, 2016, was up $3.4 million compared to last year’s first fiscal quarter. Earnings were buoyed by stronger sales volumes, due in part to carryover crop sales from the previously announced changes in leaf supply arrangements, as well as positive comparisons from the earlier timing of earnings recognition as a result of acquiring full ownership of our processing facility in Guatemala in the third fiscal quarter of 2016. Selling, general, and administrative costs for the North America segment were higher, moderating those benefits. Revenues for this segment similarly increased by $24.1 million to $72.7 million on the higher volumes, partly reduced by lower green leaf prices.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income for the first quarter of fiscal year 2017 of $2.0 million improved $1.1 million compared with the same period last year. Results for the dark tobacco operations improved for the quarter, on completion of previously delayed shipments in Indonesia and an absence of inventory writedowns in Nicaragua this year compared with the prior year. The oriental joint

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Universal Corporation

venture reported better results for the quarter mainly from favorable comparisons to the prior year’s currency remeasurement losses. Operating results for the Special Services group were flat compared with the prior year’s first fiscal quarter. Revenues for this segment in the quarter ended June 30, 2016, decreased by about 9% to $44.8 million mostly due to the volume declines in the dark tobacco business, and lower overall lamina and wrapper prices. Selling, general, and administrative costs for the segment were flat compared with the prior year quarter.

OTHER ITEMS:
Cost of goods sold was up by about 7% to $243.3 million in the quarter ended June 30, 2016, compared with the same period last year, in line with the similar percentage increase in revenues for the period. Selling, general, and administrative costs for the first fiscal quarter increased by $8.9 million to $60.2 million on higher foreign currency remeasurement and exchange losses in the current fiscal period compared with the prior year, largely in the Africa and South America regions, and unfavorable comparisons to reversals of provisions for suppliers and customers made in last year’s first fiscal quarter.
A recently-issued accounting change adopted in the first fiscal quarter of 2017 affected our long-term debt balances, which are now recorded on the balance sheet net of the remaining unamortized debt issuance costs. Interest expense of $4.1 million for the first fiscal quarter of 2017 was up slightly from $3.9 million in the same period last year. The consolidated income tax rate was about 37% and 36% for the first quarters of fiscal years 2017 and 2016, respectively, which is comparable to the U.S. federal statutory rate of 35%.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2016.
At 5:00 p.m. (Eastern Time) on August 4, 2016, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 4, 2016. A taped replay of the call will be available through August 17, 2016, by dialing (855) 859-2056. The confirmation number to access the replay is 57523398.
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2016, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2016	2015
	(Unaudited)
Sales and other operating revenues	$295,475	$275,419
Costs and expenses
Cost of goods sold	243,278	227,030
Selling, general and administrative expenses	60,199	51,296
Restructuring and impairment costs	—	2,389
Operating income (loss)	(8,002)	(5,296)
Equity in pretax earnings (loss) of unconsolidated affiliates	(130)	(616)
Interest income	363	239
Interest expense	4,054	3,884
Income (loss) before income taxes	(11,823)	(9,557)
Income tax expense (benefit)	(4,319)	(3,432)
Net income (loss)	(7,504)	(6,125)
Less: net loss attributable to noncontrolling interests in subsidiaries	2,028	178
Net income (loss) attributable to Universal Corporation	(5,476)	(5,947)
Dividends on Universal Corporation convertible perpetual preferred stock	(3,687)	(3,687)
Earnings (loss) available to Universal Corporation common shareholders	$(9,163)	$(9,634)

Earnings (loss) per share attributable to Universal Corporation common shareholders:
Basic	$(0.40)	$(0.43)
Diluted	$(0.40)	$(0.43)

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2016	2015	2016
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$316,087	$130,439	$319,447
Accounts receivable, net	218,665	257,349	428,659
Advances to suppliers, net	69,044	58,041	101,890
Accounts receivable—unconsolidated affiliates	46,794	65,821	2,316
Inventories—at lower of cost or market:
Tobacco	846,356	921,920	637,132
Other	66,080	69,851	60,888
Prepaid income taxes	19,948	28,828	17,814
Other current assets	50,772	72,898	70,400
Total current assets	1,633,746	1,605,147	1,638,546

Property, plant and equipment
Land	22,927	16,853	22,987
Buildings	264,438	239,218	264,838
Machinery and equipment	593,507	590,470	591,327
	880,872	846,541	879,152
Less: accumulated depreciation	(557,856)	(534,461)	(553,265)
	323,016	312,080	325,887
Other assets
Goodwill and other intangibles	99,059	99,120	99,071
Investments in unconsolidated affiliates	79,510	78,450	82,441
Deferred income taxes	20,860	33,725	23,853
Other noncurrent assets	57,693	72,336	61,379
	257,122	283,631	266,744

Total assets	$2,213,884	$2,200,858	$2,231,177

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2016	2015	2016
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$70,753	$86,553	$66,179
Accounts payable and accrued expenses	165,651	171,963	120,527
Accounts payable—unconsolidated affiliates	2,730	4,650	8,343
Customer advances and deposits	8,406	4,328	16,438
Accrued compensation	22,863	24,597	27,593
Income taxes payable	4,057	4,033	7,190
Current portion of long-term debt	—	—	—
Total current liabilities	274,460	296,124	246,270

Long-term debt	368,468	368,115	368,380
Pensions and other postretirement benefits	88,782	95,985	92,177
Other long-term liabilities	45,480	34,091	41,794
Deferred income taxes	11,778	22,701	29,494
Total liabilities	788,968	817,016	778,115

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 218,490 shares issued and outstanding (218,490 at June 30, 2015 and March 31, 2016)	211,562	211,562	211,562
Common stock, no par value, 100,000,000 shares authorized, 22,766,040 shares issued and outstanding (22,668,025 at June 30, 2015, and 22,717,735 at March 31, 2016)	209,044	206,018	208,946
Retained earnings	1,044,674	998,560	1,066,064
Accumulated other comprehensive loss	(76,959)	(66,403)	(72,350)
Total Universal Corporation shareholders' equity	1,388,321	1,349,737	1,414,222
Noncontrolling interests in subsidiaries	36,595	34,105	38,840
Total shareholders' equity	1,424,916	1,383,842	1,453,062

Total liabilities and shareholders' equity	$2,213,884	$2,200,858	$2,231,177

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2016	2015
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,504)	$(6,125)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	8,642	9,145
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(113)	(2,037)
Foreign currency remeasurement loss (gain), net	9,642	2,806
Restructuring and impairment costs	—	2,389
Other, net	8,079	8,680
Changes in operating assets and liabilities, net	(2,690)	(127,756)
Net cash provided (used )by operating activities	16,056	(112,898)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(7,303)	(14,900)
Proceeds from sale of property, plant and equipment	252	613
Net cash used by investing activities	(7,051)	(14,287)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	5,782	26,306
Dividends paid on convertible perpetual preferred stock	(3,687)	(3,687)
Dividends paid on common stock	(12,040)	(11,749)
Other	(2,250)	(2,037)
Net cash provided (used) by financing activities	(12,195)	8,833

Effect of exchange rate changes on cash	(170)	8
Net decrease in cash and cash equivalents	(3,360)	(118,344)
Cash and cash equivalents at beginning of year	319,447	248,783

Cash and cash equivalents at end of period	$316,087	$130,439

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2016	2015

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$(5,476)	$(5,947)
Less: Dividends on convertible perpetual preferred stock	(3,687)	(3,687)
Earnings (loss) available to Universal Corporation common shareholders for calculation of basic earnings (loss) per share	(9,163)	(9,634)

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	22,734,225	22,622,930

Basic earnings (loss) per share	$(0.40)	$(0.43)

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Earnings (loss) available to Universal Corporation common shareholders	$(9,163)	$(9,634)
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	—
Earnings (loss) available to Universal Corporation common shareholders for calculation of diluted earnings (loss) per share	(9,163)	(9,634)

Denominator for diluted earnings (loss) per share
Weighted average shares outstanding	22,734,225	22,622,930
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	—
Employee share-based awards	—	—
Denominator for diluted earnings (loss) per share	22,734,225	22,622,930

Diluted earnings (loss) per share	$(0.40)	$(0.43)

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2016	2015

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$72,682	$48,572
Other regions (1)	178,016	177,401
Subtotal	250,698	225,973
Other tobacco operations (2)	44,777	49,446
Consolidated sales and other operating revenues	$295,475	$275,419

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$6,848	$3,416
Other regions (1)	(17,017)	(7,847)
Subtotal	(10,169)	(4,431)
Other tobacco operations (2)	2,037	908
Segment operating income (loss)	(8,132)	(3,523)
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	130	616
Restructuring and impairment costs (4)	—	(2,389)
Consolidated operating income (loss)	$(8,002)	$(5,296)

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings (loss) of an unconsolidated affiliate.

(3)
Equity in pretax (earnings) loss of unconsolidated affiliates is included in segment operating income (loss) (Other Tobacco Operations segment), but is reported below consolidated operating income (loss) and excluded from that total in the consolidated statements of income and comprehensive income.

(4)
Restructuring and impairment costs are excluded from segment operating income (loss), but are included in consolidated operating income (loss) in the consolidated statements of income and comprehensive income.

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